Exhibit 10.1
Execution Copy
CLASS B UNIT AND UNIT PURCHASE AGREEMENT
BY AND AMONG
LINN ENERGY, LLC
AND
THE PURCHASERS NAMED HEREIN

CLASS B UNIT AND UNIT PURCHASE AGREEMENT
     CLASS B UNIT AND UNIT PURCHASE AGREEMENT, dated as of October 24, 2006 (this “Agreement”), by and among LINN ENERGY, LLC, a Delaware limited liability company (“Linn”), and each of ZLP Fund, L.P. (“ZLP”), Credit Suisse Management LLC (“CSM”), Structured Finance Americas, LLC (“SFA”), Royal Bank of Canada by its agent RBC Capital Markets Corporation (“RBC”), Lehman Brothers MLP Partners, L.P. (“LB”), B Y Partners, L.P. (“BY”), Brahman Partners II, L.P. (“BP II”), Brahman Partners III, L.P. (“BP III”), Brahman Partners IV, L.P. (“BP IV”), Brahman C.P.F. Partners, L.P. (“BCPFP”), GPS Income Fund LP (“GPSIF”), GPS High Yield Equities Fund LP (“GPSHVEF”), GPS Income fund (Cayman) LTD (“GPSIF Cayman”), HFR RVA GPS Master Trust (“HFR”), Ben Van de Bunt and Laura Fox Living Trust DTD 10/01/98 (“BVB”), Knee Family Trust DTD 3/7/00 (“KFT”), Stockbridge 1, LLC (“Stockbridge”), Goldman, Sachs & Co., on behalf of its Principal Strategies Group (“GSC”), Magnetar Capital Fund, L.P. (“MCF”), Alerian Focus Partners LP (“AFP”), Alerian Opportunity Partners III LP (“AOP”), Alerian Capital Partners LP (“ACP”), RCH Energy MLP Fund, LP (“RCH”), Strome MLP Fund, L.P. (“Strome”) and Locust Wood Capital, LP (“LWC”) (each of ZLP, CSM, SFA, RBC, LB, BY, BP II, BP III, BP IV, BCPFP, GPSIF, GPSHVEF, GPSIF Cayman, HFR, BVB, KFT, Stockbridge, GSC, MCF, AFP, AOP, ACP, RCH, Strome and LWC, a “Purchaser” and, collectively, the “Purchasers”).
     WHEREAS, on August 1, 2006, Linn acquired, directly, certain affiliated entities of Blacksand Energy, LLC, a Delaware limited liability company (the “Blacksand Acquisition”);
     WHEREAS, on August 14, 2006, Linn acquired, indirectly through a wholly-owned subsidiary, certain Mid-Continent assets of Kaiser-Francis Oil Company, a Delaware corporation (the “Kaiser Acquisition”);
     WHEREAS, Linn desires to repay a portion of the debt incurred to finance the Blacksand Acquisition and the Kaiser Acquisition out of the proceeds of the sale of an aggregate of approximately $305,000,000 of Class B Units and Units, and the Purchasers desire to purchase an aggregate of approximately $305,000,000 of Class B Units and Units from Linn, each in accordance with the provisions of this Agreement;
     WHEREAS, Linn has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement; and
     WHEREAS, Linn has delivered a Voting Agreement (the “Unitholder Voting Agreement”) with Quantum Energy Partners II, LP, a Delaware limited partnership, Michael C. Linn, Kolja Rockov, Lisa D. Anderson and Roland P. Keddie pursuant to which each such unitholder of Linn has unconditionally and irrevocably agreed to vote all of the Units owned by it in favor of the conversion of Class B Units into Units as contemplated by Section 5.01 of this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Linn and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “8-K Filing” shall have the meaning specified in Section 5.06.
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning specified in the introductory paragraph.
     “Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Unitholder Voting Agreement, the Class B Amendment and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.
     “Blacksand Acquisition” shall have the meaning specified in the recitals.
     “Board of Directors” means the board of directors of Linn.
     “Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas.
     “Buy-In” shall have the meaning specified in Section 8.08.
     “Buy-In Price” shall have the meaning specified in Section 8.08.
     “Class B Amendment” shall have the meaning specified in Section 2.01(a).
     “Class B Unit Price” shall have the meaning specified in Section 2.01(c).
     “Class B Units” means the Class B Units of Linn, as established by the Class B Amendment.
     “Closing” shall have the meaning specified in Section 2.02.
     “Closing Date” shall have the meaning specified in Section 2.02.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement.
     “Delaware LLC Act” shall have the meaning specified in Section 3.02(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Linn, its Subsidiaries or any of their Property or any of the Purchasers.
     “Indemnified Party” shall have the meaning specified in Section 7.03.
     “Indemnifying Party” shall have the meaning specified in Section 7.03.
     “Kaiser Acquisition” shall have the meaning specified in the recitals.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.
     “Limited Liability Company Agreement” shall have the meaning specified in Section 2.01(a).
     “Linn” shall have the meaning specified in the introductory paragraph.
     “Linn Financial Statements” shall have the meaning specified in Section 3.03.
     “Linn Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Linn and its

Subsidiaries, taken as a whole, measured against those assets, liabilities, financial condition, business, operations, prospects or affairs reflected in the Linn SEC Documents, (ii) the ability of Linn and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Linn to consummate the transactions under any Basic Document.
     “Linn Related Parties” shall have the meaning specified in Section 7.02.
     “Linn SEC Documents” shall have the meaning specified in Section 3.03.
     “Lock-Up Date” means the earlier of (i) 90 days from the Closing Date or (ii) the date that a registration statement under the Securities Act to permit resale of the Purchased Units is declared effective by the Commission.
     “Party” or “Parties” means Linn and the Purchasers, individually or collectively, as the case may be.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Price” means the aggregate of each Purchaser’s Commitment Amount.
     “Purchased Class B Units” means the Class B Units to be issued and sold to the Purchasers pursuant to this Agreement.
     “Purchased Units” means the Units to be issued and sold to the Purchasers pursuant to this Agreement.
     “Purchaser” shall have the meaning specified in the introductory paragraph.
     “Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.
     “Purchaser Related Parties” shall have the meaning specified in Section 7.01.
     “Purchasers” shall have the meaning specified in the introductory paragraph.
     “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit C, to be entered into at the Closing, among Linn and the Purchasers.
     “Representatives” of any Person means the officers, directors, employees, agents and other representatives of such Person.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.
     “Unit Price” shall have the meaning specified in Section 2.01(c).
     “Unitholder Voting Agreement” shall have the meaning specified in the recitals.
     “Unitholders” means the Unitholders of Linn (within the meaning of the Limited Liability Company Agreement).
     “Units” means the Units of Linn representing limited liability company interests.
     Section 1.02. Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
SALE AND PURCHASE
     Section 2.01. Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Linn hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Linn, the number of Purchased Units and Purchased Class B Units, respectively, set forth opposite its name on Schedule 2.01 hereto. Each Purchaser agrees to pay Linn the Unit Price for each Purchased Unit and the Class B Unit Price for each Purchased Class B Unit, in each case, as set forth in Section 2.01(c). The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document. Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
          (a) Units. The number of Purchased Units to be issued and sold to each Purchaser is set forth opposite such Purchaser’s name on Schedule 2.01 hereto. The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Second Amended and Restated Limited Liability Company Agreement of Linn, dated as of January 19, 2006 (the “Limited Liability Company Agreement”), as amended by an amendment to the Limited Liability Company Agreement, in all material respects in the form of Exhibit A to this Agreement, which Linn will cause to be adopted immediately prior to the issuance and sale of Class B Units contemplated by this Agreement (the “Class B Amendment”). References herein to the Limited Liability Company Agreement shall include or exclude the Class B Amendment as the context requires.
          (b) Class B Units. The number of Purchased Class B Units to be issued and sold to each Purchaser is set forth opposite such Purchaser’s name on Schedule 2.01 hereto. The Purchased Class B Units shall have those rights, preferences, privileges and restrictions governing the Class B Units, which shall be reflected in the Limited Liability Company Agreement, as amended by the Class B Amendment.
          (c) Consideration. The amount per Unit each Purchaser will pay to Linn to purchase the Purchased Units (the “Unit Price”) shall be $21.00. The amount per Class B Unit each Purchaser will pay to Linn to purchase the Purchased Class B Units (the “Class B Unit Price”) shall be $20.55.
     Section 2.02. Closing. The execution and delivery of the Basic Documents (other than this Agreement), the delivery of certificates representing the Purchased Class B Units and the Purchased Units, the payment by each Purchaser of its respective Commitment Amount and execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on October 24, 2006 (the “Closing Date”).
     Section 2.03. Termination. Notwithstanding anything to the contrary, in the event that less than 100% of the Purchase Price is received by Linn on the purported Closing Date, this Agreement shall automatically terminate and any payments of a Purchaser’s Commitment Amount received by Linn shall be returned to such Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LINN
     Linn represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
     Section 3.01. Corporate Existence. Linn: (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted as described in the Linn SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Linn Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Linn Material Adverse Effect.
     Section 3.02. Capitalization and Valid Issuance of Purchased Class B Units and Purchased Units.
          (a) As of the date of this Agreement, and prior to the issuance and sale of the Purchased Class B Units and the Purchased Units, the issued and outstanding membership interests of Linn consist of 27,882,500 Units. All of the outstanding Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Liability Company Agreement and are fully paid (to the extent required under the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”).
          (b) Other than Linn’s existing (i) Long-Term Incentive Plan and (ii) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors, Linn has no equity compensation plans that contemplate the issuance of Units (or securities convertible into or exchangeable for Units). Linn has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote. Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement or as are contained in the Limited Liability Company Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Linn or any of its Subsidiaries to issue, transfer or sell any limited liability company interests or other equity interests in Linn or any of its Subsidiaries or securities convertible into or exchangeable for such limited liability company interests or other equity interests, (ii) obligations of Linn or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or other equity interests in Linn or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Linn or any of its Subsidiaries is a party with respect to the voting of the equity interests of Linn or any of its Subsidiaries.
          (c) (i) All of the issued and outstanding equity interests of each of Linn’s Subsidiaries are owned, directly or indirectly, by Linn free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Linn’s or Linn’s Subsidiaries’ credit facilities filed as exhibits to the Linn SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by the organizational documents of Linn’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by Section 18-607 of the Delaware LLC Act or the organizational documents of Linn’s Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Linn SEC Documents, neither Linn nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
          (d) The offer and sale of the Purchased Class B Units and the Purchased Units and the membership interests represented thereby will be duly authorized by Linn pursuant to the Limited Liability Company Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
          (e) The Units issuable upon conversion of the Class B Units, and the membership interests represented thereby, upon issuance in accordance with the terms of the Class B Units as reflected in the Class B Amendment, and upon receipt of the required Unitholder approval, will be duly authorized by Linn pursuant to the Limited Liability Company Agreement, and will be validly issued, fully paid (to the extent required by applicable Law and the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement and under applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
          (f) The Purchased Units will be issued in compliance with all applicable rules of The Nasdaq Global Market. Linn has submitted to The Nasdaq Global Market a Notification Form: Listing of Additional Units with respect to the Purchased Units and the Units underlying the Purchased Class B Units. Linn’s currently outstanding Units are quoted on The Nasdaq Global Market and Linn has not received any notice of delisting.
          (g) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Limited Liability Company Agreement. A true and correct copy of the Limited Liability Company Agreement, as amended through the date hereof (but excluding the Class B Amendment), has been filed by Linn with the Commission on January 19, 2006 as Exhibit 3.1 to Linn’s Current Report on Form 8-K. The Purchased Class B Units shall have those rights, preferences, privileges and restrictions governing the Class B Units, which shall be reflected in the Limited Liability Company Agreement, as amended by the Class B Amendment.
     Section 3.03. Linn SEC Documents. Linn has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Linn SEC Documents”). The Linn SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Linn Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Linn SEC

Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Linn as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. KPMG LLP is an independent registered public accounting firm with respect to Linn and has not resigned or been dismissed as independent registered public accountants of Linn as a result of or in connection with any disagreement with Linn on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     Section 3.04. No Material Adverse Change. Except as set forth in or contemplated by the Linn SEC Documents, since December 31, 2005, Linn and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Linn Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Linn and its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which Linn and its Subsidiaries participate or are engaged, (ii) acquisition or disposition of any material asset by Linn or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Linn’s accounting principles, practices or methods or (iv) incurrence of material indebtedness.
     Section 3.05. Litigation. Except as set forth in the Linn SEC Documents, there is no Action pending or, to the knowledge of Linn, contemplated or threatened against Linn or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Linn Material Adverse Effect, which challenges the validity of this Agreement.
     Section 3.06. No Breach. The execution, delivery and performance by Linn of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents, and compliance by Linn with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Linn or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Certificate of Formation of Linn or the Limited Liability Company Agreement or any organizational documents of any of Linn’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which

Linn or any of its Subsidiaries is a party or by which Linn or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Linn or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Linn Material Adverse Effect.
     Section 3.07. Authority. Linn has all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Linn of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Linn, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval by the Unitholders is required as a result of Linn’s issuance and sale of the Purchased Class B Units or the Purchased Units.
     Section 3.08. Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with Linn’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Linn of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Linn Material Adverse Effect.
     Section 3.09. MLP Status. Linn met for the taxable year ended December 31, 2005, and Linn expects to meet for the taxable year ending December 31, 2006, the gross income requirements of Section 7704(c)(2) of the Code, and accordingly Linn is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable tax purposes. Linn indicated in the Form K-1 for the year ended December 31, 2005, that its Unitholders may be subject to state income taxes in the following jurisdictions: New York, Pennsylvania and West Virginia.
     Section 3.10. Investment Company Status. Linn is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.11. Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Class B Units and the Purchased Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Linn nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

     Section 3.12. Certain Fees. No fees or commissions will be payable by Linn to brokers, finders or investment bankers with respect to the sale of any of the Purchased Class B Units or the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions. Linn agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Linn or alleged to have been incurred by Linn in connection with the sale of Purchased Class B Units or Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 3.13. No Side Agreements. Except for the confidentiality agreements entered into by and between each of the Purchasers and Linn, there are no other agreements by, among or between Linn or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
     Section 3.14. Class B Unit Vote. The affirmative vote of a majority of the total votes cast by the holders of Units (with the exception of the Purchased Units, which are not entitled to vote according to the rules of The Nasdaq Global Market) is the only approval required to approve the conversion of Class B Units into Units. As of the date of this Agreement and based on Linn’s records or third party records, the Persons listed on Schedule 3.14 to this Agreement are the beneficial owners of the Units set forth opposite such Person’s name on Schedule 3.14 to this Agreement.
     Section 3.15. Unitholder Voting Agreement. Linn has, contemporaneously with entering into this Agreement, entered into the Unitholder Voting Agreement in the form attached hereto as Exhibit D.
     Section 3.16. Internal Accounting Controls. Except as disclosed in the Linn SEC Documents, Linn and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     Section 3.17. Preemptive Rights or Registration Rights. Except (i) as set forth in the Limited Liability Company Agreement, (ii) as set forth in the other organizational documents of Linn and its Subsidiaries, (iii) as provided in the Basic Documents or (iv) for existing awards under Linn’s Long-Term Incentive Plan and Memorandum of Understanding Regarding Compensation Arrangements, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock or limited liability company or membership interests of Linn or any of its Subsidiaries, in each case pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound. None of the execution of this Agreement, the issuance of the Purchased

Class B Units or the Purchased Units as contemplated by this Agreement or the conversion of the Class B Units into Units gives rise to any rights for or relating to the registration of any securities of Linn, other than pursuant to the Registration Rights Agreement.
     Section 3.18. Insurance. Linn and its Subsidiaries are insured against such losses and risks and in such amounts as Linn believes in its sole discretion to be prudent for its businesses. Linn does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
     Section 3.19. Acknowledgment Regarding Purchase of Purchased Units and Purchased Class B Units. Linn acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at Linn’s request and Linn has concluded that such participation is in Linn’s best interest and is consistent with Linn’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser. Linn further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of Linn (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to the Purchasers’ purchase of Purchased Units and Purchased Class B Units. Linn further represents to each Purchaser that Linn’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Linn and its Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
     Each Purchaser, severally and not jointly, represents and warrants to Linn with respect to itself as follows:
     Section 4.01. Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.02. No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Class B Units and the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.03. Investment. The Purchased Class B Units and the Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Class B Units or the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Class B Units or the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Class B Units or the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Class B Units or Purchased Units with a third party provided that such transactions are exempt from registration under the Securities Act. Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 4.03(a) shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.
     Section 4.04. Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Linn that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Class B Units and the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.
     Section 4.05. Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Linn SEC Documents, (b) had access to information publicly disclosed regarding the recent Blacksand Acquisition and Kaiser Acquisition and their potential effect on Linn’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Linn regarding such matters.
     Section 4.06. Restricted Securities. Such Purchaser understands that the Purchased Class B Units and the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Linn in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.
     Section 4.07. Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Class B Units or the Purchased Units or the consummation of the transactions contemplated by this Agreement. Linn will not be liable for any such fees or commissions. Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless Linn from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of Purchased Class B Units or Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 4.08. Legend. It is understood that the certificates evidencing the Purchased Class B Units and the Purchased Units and the certificates evidencing the Units issuable upon conversion of the Purchased Class B Units initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”
     Section 4.09. No Side Agreements. Except for the confidentiality agreements entered into by and between such Purchaser and Linn, there are no other agreements by, among or between Linn or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties. Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the representation made in this Section 4.09 is made only by the Goldman Sachs Principal Strategies Group, as currently configured, and does not apply to Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured. Notwithstanding the foregoing, with respect to Lehman Brothers Inc., the representation made in this Section 4.09 is made only by Lehman Brothers MLP Partners, L.P., as currently configured, and does not apply to Lehman Brothers Inc. or any of its Affiliates, other than Lehman Brothers MLP Partners, L.P., as currently configured.

ARTICLE V
COVENANTS
     Section 5.01. Shareholder Vote With Respect to Conversion.
          (a) Linn shall, in accordance with applicable Law and the Limited Liability Company Agreement, take all action necessary to convene a meeting of its Unitholders to consider and vote upon the conversion of the Class B Units into Units as soon as practicable, but in any event not later than 90 days from the Closing Date. Subject to fiduciary duties under applicable Law, the Board of Directors shall, in connection with such meeting, recommend approval of the conversion of the Class B Units into Units and shall take all other lawful action to solicit the approval of the conversion of the Class B Units into Units by the Unitholders, except that Linn may, but shall not be required to, hire any proxy solicitation firm in connection with such meeting.
          (b) If the conversion of the Class B Units into Units is not approved by the Unitholders at the meeting contemplated by Section 5.01(a), upon written notice from the Purchasers holding a majority of the Class B Units, Linn shall be obligated to convene another meeting of its Unitholders on the terms set forth in Section 5.01(a) (except that such meeting shall take place no later than 90 days after the meeting contemplated by Section 5.01(a)), and the Board of Directors shall again be obligated to take the actions set forth in Section 5.01(a) with respect to such meeting. If the approval of Linn’s Unitholders is not obtained at this second meeting of Unitholders, then Linn shall be obligated to include the conversion of Class B Units into Units as a proposal to be voted upon at no more than two subsequent meetings of its Unitholders within 90 days after the preceding meeting, and its Board of Directors shall remain obligated to take the actions set forth in Section 5.01(a) with respect to each such meeting.
     Section 5.02. Subsequent Public Offerings. Without the written consent of the holders of a majority of the Purchased Class B Units and the Purchased Units, taken as a whole, from the date of this Agreement until the Lock-Up Date, Linn shall not, and shall cause its directors, officers and Affiliates not to, grant, issue or sell any Units or Class B Units or other equity or voting securities of Linn, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance of the Purchased Class B Units and the Purchased Units, (ii) the issuance of Awards (as defined in Linn’s Long-Term Incentive Plan) or the issuance of Units upon the exercise of options to purchase Units granted pursuant to Linn’s existing (a) Long-Term Incentive Plan or (b) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors, (iii) the issuance or sale of up to an aggregate of 15 million Units issued or sold in a registered public offering to finance future acquisitions that are accretive to cash flow per Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 110% of the Unit Price or Class B Unit Price, as the case may be, or in a private offering to finance future acquisitions that are accretive to cash flow per Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 105% of the Unit Price or Class B Unit Price, as the case may be, and (iv) the issuance of up to 5 million Units as purchase price consideration in connection with future acquisitions that are accretive to cash flow per Unit. Notwithstanding the foregoing, Linn shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Class B Units or the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Class B Units or the Purchased Units to the Purchasers.
     Section 5.03. Vote For Conversion of Class B Units. At any meeting (including adjournments or postponements thereof) of Linn’s Unitholders held to consider approval of the conversion of the Class B Units into Units (including the special meeting of Unitholders contemplated by Section 5.01), each of the Purchasers agrees to vote all of its Units, with the exception of the Purchased Units, which are not entitled to vote according to the rules of The Nasdaq Global Market, in favor of the conversion of the Class B Units into Units. Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 5.03 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.
     Section 5.04. Purchaser Lock-Up. Without the prior written consent of Linn, each Purchaser agrees that from and after the Closing it will not sell any of its Purchased Class B Units or Purchased Units prior to the Lock-Up Date; provided, however, that each Purchaser may: (i) enter into one or more total return swaps or similar transactions at any time with respect to the Purchased Class B Units or the Purchased Units purchased by such Purchaser; or (ii) transfer its Purchased Class B Units or Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser provided that such Affiliate agrees to the restrictions in this Section 5.04. Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 5.04 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.
     Section 5.05. Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Linn and each Purchaser will, and Linn shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Linn, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.
     Section 5.06. Non-Disclosure; Interim Public Filings. Linn shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby, but excluding the material terms of the Basic Documents. Before 8:30 a.m., New York Time, on the first Business Day following the Closing Date, Linn shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act. Thereafter, Linn shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing. Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), Linn shall, at least two Business Days prior to the filing or dissemination of any disclosure required by this Section 5.06, provide a copy thereof to the Purchasers for their review. Linn and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or The Nasdaq Global Market (or other exchange on which securities of Linn are listed or traded) with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, Linn shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above. Linn shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding Linn from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.
     Section 5.07. Use of Proceeds. Linn shall use the collective proceeds from the sale of the Purchased Class B Units and the Purchased Units to repay Linn’s existing bridge loan, with any remaining proceeds used to reduce indebtedness outstanding under Linn’s revolving credit facility.
     Section 5.08. Class B Amendment. Linn shall cause the Class B Amendment to be adopted immediately prior to the issuance and sale of the Class B Units contemplated by this Agreement.
     Section 5.09. Tax Information. Linn shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Units and the Purchased Class B Units.
ARTICLE VI
CLOSING DELIVERIES
     Section 6.01. Linn Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Linn shall have delivered, or caused to be delivered, to each Purchaser:
          (a) the Purchased Class B Units and the Purchased Units by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Class B Units and such Purchased Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

          (b) opinions addressed to the Purchasers from outside legal counsel to Linn and from the General Counsel of Linn, each dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit B;
          (c) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by Linn;
          (d) a certificate of the Secretary of each of Linn, Linn Energy Holdings, LLC, Linn Energy Western Holdings, LLC and Linn Energy Mid-Continent Holdings, LLC, each dated as of the Closing Date, as to certain matters;
          (e) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of Linn;
          (f) the Unitholder Voting Agreement, which shall have been duly executed by the intended parties thereto; and
          (g) a receipt, dated the Closing Date, executed by Linn and delivered to each Purchaser certifying that Linn has received the Purchase Price with respect to the Purchased Class B Units and the Purchased Units issued and sold to each such Purchaser.
     Section 6.02. Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement and Section 6.02(b), each Purchaser shall have delivered, or caused to be delivered, to Linn:
          (a) payment to Linn of such Purchaser’s Commitment Amount by wire transfer(s) of immediately available funds to Comerica Bank, Dallas, Texas, ABA Routing Number: 111 000 753, Linn Energy Account Number: 100431881049249;
          (b) a receipt, dated the Closing Date, executed and delivered (within five Business Days after the receipt hereinafter referenced) by each Purchaser to Linn certifying that each such Purchaser has received the Purchased Class B Units and the Purchased Units set forth opposite such Purchaser’s name on Schedule 2.01; and
          (c) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by each Purchaser.
ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES
     Section 7.01. Indemnification by Linn. Linn agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Linn of the proceeds of any sale of the Purchased Class B Units or the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of Linn contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.
     Section 7.02. Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Linn and its Representatives (collectively, “Linn Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein.
     Section 7.03. Indemnification Procedure. Promptly after any Linn Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified

Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to”. Whenever Linn has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Linn unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 8.02. Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Class B Units or the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Linn and the Purchasers pursuant to Section 3.12, Section 4.07 and Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.
     Section 8.03. No Waiver; Modifications in Writing.
          (a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
          (b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Linn from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.
     Section 8.04. Binding Effect; Assignment.
          (a) Binding Effect. This Agreement shall be binding upon Linn, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.
          (b) Assignment of Purchased Class B Units and Purchased Units. All or any portion of a Purchaser’s Purchased Class B Units or Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws, Section 5.04 of this Agreement, and the Registration Rights Agreement.
          (c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of Linn (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Class B Units or the Purchased Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 8.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Linn (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.
     Section 8.05. Aggregation of Purchased Class B Units and Purchased Units. All Purchased Class B Units and Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     Section 8.06. Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of Linn shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until Linn discloses on Form 8-K with the Commission the transactions contemplated hereby.
     Section 8.07. Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:
          (a) If to Goldman, Sachs & Co.:
Goldman Sachs Principal Strategies Group
c/o Goldman, Sachs & Co.
1 New York Plaza, 47th floor
New York, NY 10004
Attention: Gaurav Bhandari or Sabrina Liak
Facsimile: (212) 256-4756 or (212) 256-4869
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Steven J. Steinman, Esq.
Facsimile: (212) 859-4000
          (b) If to ZLP Fund, L.P.:
Harborside Financial Center
Plaza 10, Suite 301
Jersey City, New Jersey 07311
Attention: Daniel M. Lynch
Facsimile: (201) 716-1425
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036-4039
Attention: David P. Falck, Esq.
Facsimile: 212-858-1500
          (c) If to [Purchaser]:
[                                        ]
[                                        ]
[                                        ]
Attention: [                                        ]
Facsimile: [                                        ]
          (d) If to Linn:
Linn Energy, LLC
600 Travis, Suite 6910
Houston, Texas 77002

Attention: Kolja Rockov
Facsimile: (713) 223-0880
with a copy to:
Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002
Attention: Thomas P. Mason, Esq.
Facsimile: (713) 615-5320
or to such other address as Linn or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.
     Section 8.08. Removal of Legend. Linn shall remove the legend described in Section 4.08 from the certificates evidencing the Purchased Class B Units or the Purchased Units and the certificates evidencing the Units issuable upon the conversion of the Purchased Class B Units at the request of a Purchaser submitting to Linn such certificates, together with such other documentation as may be reasonably requested by Linn or required by its transfer agent, unless Linn, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Class B Units or Purchased Units pursuant to Rule 144 under the Securities Act or an effective registration statement. Linn shall cooperate with such Purchaser to effect removal of such legend. Subject to 4.6(c) and Section 5.10(f) of the Limited Liability Company Agreement, the legend described in Section 4.08 shall be removed and Linn shall issue a certificate without such legend to the holder of Purchased Class B Units or Purchased Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Class B Units or Purchased Units are sold pursuant to an effective Registration Statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Linn with an opinion of a law firm reasonably acceptable to Linn (with any law firm set forth under Section 8.07 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Class B Units or Purchased Units may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Linn with reasonable assurance that such Purchased Class B Units or Purchased Units can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act. If Linn shall fail for any reason or for no reason to issue to the holder of such Purchased Class B Units or Purchased Units within three trading days after the occurrence of any of clause (i), clause (ii) or clause (iii) above a certificate without such legend to the holder or if Linn fails to deliver unlegended Purchased Class B Units or Purchased Units within three trading days of the Purchaser’s election to receive such unlegended Purchased Class B Units or Purchased Units pursuant to clause (y) below, and if on or after such trading day the holder purchases (in an open market transaction or otherwise) Class B Units or Units to deliver in satisfaction of a sale by the holder of such

Purchased Class B Units or Purchased Units that the holder anticipated receiving without legend from Linn (a “Buy-In”), then Linn shall, within three Business Days after the holder’s request and in the holder’s discretion, either (x) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the Class B Units or Units so purchased (the “Buy-In Price”), at which point Linn’s obligation to deliver such unlegended Purchased Class B Units or Purchased Units shall terminate, or (y) promptly honor its obligation to deliver to the holder such unlegended Purchased Class B Units or Purchased Units as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Class B Units or Units times (B) the closing bid price on the date of exercise.
     Section 8.09. Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Linn or a Purchaser set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.
     Section 8.10. Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.
     Section 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 8.12. Expenses. Linn hereby covenants and agrees to reimburse Pillsbury Winthrop Shaw Pittman LLP for reasonable and documented costs and expenses (including legal fees) incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby, provided that such costs and expenses do not exceed $75,000 and that any request for such expense reimbursement be accompanied by a detailed invoice for such amount. If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
     Section 8.13. Recapitalization, Exchanges, Etc. Affecting the Purchased Class B Units and the Purchased Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Linn or any successor or assign of Linn (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Class B Units or the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 8.14. Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Linn shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Linn or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Linn or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Linn under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.
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     IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

LINN ENERGY, LLC
By:	/s/ Kolja Rockov
Kolja Rockov
Executive Vice President and
Chief Financial Officer

BEN VAN DE BUNT AND LAURA FOX LIVING

By:	/s/ Ben Van de Bunt

Name:	Ben Van de Bunt

Title:

Signature Page to
Class B Unit and Unit Purchase Agreement

ZLP FUND, L.P.

By:	/s/ Craig M. Lucas

Name:	Craig M. Lucas

Title:	Managing Member/General Partner

Signature Page to
Class B Unit and Unit Purchase Agreement

CREDIT SUISSE MANAGEMENT L.L.C.

By:	/s/ Robert (illegible)

Name:	Robert (illegible)

Title:	Managing Director

Signature Page to
Class B Unit and Unit Purchase Agreement

STRUCTURED FINANCE AMERICAS, L.L.C.

By:	/s/ Jill H. Rathjen

Name:	Jill H. Rathjen

Title:	V.P.

By:	/s/ Andrea Leuna

Name:	Andrea Leuna

Title:

Signature Page to
Class B Unit and Unit Purchase Agreement

ROYAL BANK OF CANADA by its agent RBC CAPITAL MARKETS CORPORATION
By:	/s/ Steven Milke

Name:	Steven Milke

Title:	Managing Director

By:	/s/ Josef Muskatel

Name:	Josef Muskatel

Title:	Director and Senior Counsel

Signature Page to
Class B Unit and Unit Purchase Agreement

LEHMAN BROTHERS MLP PARTNERS, L.P.
By:	/s/ Michael J. Cannon

Name:	Michael J. Cannon

Title:	Managing Director

Signature Page to
Class B Unit and Unit Purchase Agreement

B Y PARTNERS, L.P.
By:	/s/ Peter A. Hochfelder

Name:	Peter A. Hochfelder

Title:	President of Brahman Management, L.L.C.

BRAHMAN PARTNERS II, L.P.
By:	/s/ Peter A. Hochfelder

Name:	Peter A. Hochfelder

Title:	President of Brahman Management, L.L.C.

BRAHMAN PARTNERS III, L.P.
By:	/s/ Peter A. Hochfelder

Name:	Peter A. Hochfelder

Title:	President of Brahman Management, L.L.C.

BRAHMAN PARTNERS IV, L.P.
By:	/s/ Peter A. Hochfelder

Name:	Peter A. Hochfelder

Title:	President of Brahman Management, L.L.C.

Signature Page to
Class B Unit and Unit Purchase Agreement

BRAHMAN C.P.F. PARTNERS, L.P.
By:	/s/ Peter A. Hochfelder

Name:	Peter A. Hochfelder

Title:	President of Brahman Management, L.L.C.

Signature Page to
Class B Unit and Unit Purchase Agreement

GPS INCOME FUND LP
By:	/s/ Brett Messing

Name:	Brett Messing

Title:	Managing Partner
GPS Partners LLC General Partner of the GPS Income Fund LP

Signature Page to
Class B Unit and Unit Purchase Agreement

GPS HIGH YIELD EQUITIES FUND LP
By:	/s/ Brett S. Messing

Name:	Brett S. Messing

Title:	Managing Partner
GPS Partners LLC General Partner of the GPS High Yield Equities Fund LP

Signature Page to
Class B Unit and Unit Purchase Agreement

GPS INCOME FUND (CAYMAN) LTD

By:	/s/ Brett Messing

Name:	Brett Messing

Title:	Managing Partner

GPS Partners LLC
Signature Page to
Class B Unit and Unit Purchase Agreement

HFR RVA GPS MASTER TRUST

By:	/s/ Brett S. Messing

Name:	Brett S. Messing

Title:	Managing Partner

GPS Partners LLC Investment Manager of the HFR RVA GPS Master Trust
Signature Page to
Class B Unit and Unit Purchase Agreement

KNEE FAMILY TRUST DTD

By:	/s/ Kevin R. Knee

Name:	Kevin R. Knee

Title:	Trustee

Signature Page to
Class B Unit and Unit Purchase Agreement

GOLDMAN, SACHS & CO., on behalf of
its Principal Strategies Group

By:	/s/ Gaurav Bhandari

Name:	Gaurav Bhandari

Title:	Managing Director

Signature Page to
Class B Unit and Unit Purchase Agreement

Magnetar Capital Fund, LP
By:	Magnetar Financial LLC, its General Partner

By:	/s/ Paul Smith

Name:	Paul Smith
Title:	General Counsel
Signature Page to
Class B Unit and Unit Purchase Agreement

ALERIAN FOCUS PARTNERS LP

By:	/s/ Gabriel Hammond

Name:	Gabriel Hammond

Title:	Managing Member — General Partner

ALERIAN OPPORTUNITY PARTNERS III LP

By:	/s/ Gabriel Hammond

Name:	Gabriel Hammond

Title:	Managing Member — General Partner

ALERIAN CAPTIAL PARTNERS LP

By:	/s/ Gabriel Hammond

Name:	Gabriel Hammond

Title:	Managing Member — General Partner
Signature Page to
Class B Unit and Unit Purchase Agreement

RCH ENERGY MLP FUND, LP

By:	RCH Energy MLP Fund, GP, LP
its general partner
By:	RR Advisors, LLC, its general partner

By:	/s/ Robert Raymond

Robert Raymond, its sole member
Signature Page to
Class B Unit and Unit Purchase Agreement

STROME MLP FUND, LP

By:	/s/ Michael Achterberg

Name:	Michael Achterberg

Title:	Chief Financial Officer

Signature Page to
Class B Unit and Unit Purchase Agreement

LOCUST WOOD CAPITAL, LP

By:	/s/ Stephen J. Enrico

Name:	Stephen J. Enrico

Title:	Managing Member

Signature Page to
Class B Unit and Unit Purchase Agreement

Stockbridge 1, LLC

By:	/s/ Stockbridge 1, LLC

Signature Page to
Class B Unit and Unit Purchase Agreement